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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-112582, 333-103016, 333-91154, 333-72864, 333-56340, 333-41137, 333-35237,
and 333-08559 on Form S-8 and Nos. 333-110289 and 333-91336 on Forms S-3/A and
Form S-3 of InVision Technologies, Inc. of our report dated March 15, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002 and to the Agreement and Plan of Merger entered into by InVision Technologies, Inc. to be acquired) appearing in this Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 15, 2004